Exhibit 99.1


FOR IMMEDIATE RELEASE


MEDIA CONTACT:               STOCKHOLDER CONTACT:

Mary Ann Susco               Marco Acosta
212-850-1382                 800-597-6068 (Option #1)
suscom@jwseligman.com        acostam@jwseligman



  Seligman Quality Municipal Fund, Inc. Announces Final Record and Payment Date
                 For Final Liquidation Distribution of the Fund


New York, NY, March 23, 2007 -- Seligman Quality Municipal Fund, Inc. (the "Fund") today announced a payment of $0.564094 per share, representing the second and final liquidation distribution on the Fund's shares of common stock. This second and final distribution of approximately $2.66 million represents the remaining 4% of the Fund's net assets on March 1, 2007. The first payment, $13.50 per share, representing approximately $63.7 million, equal to 96% of the Fund's net assets, was paid on March 2, 2007.

Holders of shares of the Fund's common stock will receive their liquidation distributions without further action on their part. Any stock certificates held after the complete liquidation of the Fund will no longer evidence an ownership interest in the Fund's shares, will have no value, and will not be accepted by the Fund's transfer agent for redemption, registration of transfers or otherwise.

Seligman Quality Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of a fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database. Seligman Services, Inc. provides client services to stockholders of the Fund.

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